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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
2U, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-194943) on Form S-8 of 2U, Inc. of our report dated February 26, 2015, with respect to the consolidated balance sheets of 2U, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule, which report appears in the December 31, 2014 annual report on Form 10-K of 2U, Inc.

/s/ KPMG LLP

McLean, Virginia
February 26, 2015

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  Exhibit 23.1